Exhibit 99.1

KMP CLOSES $3.3 BILLION ASSET SALE

WITH TALLGRASS ENERGY PARTNERS

HOUSTON, Nov. 13, 2012 — Kinder Morgan Energy Partners, L.P. (NYSE: KMP), today announced that it has closed the previously announced transaction with Tallgrass Energy Partners, LP (Tallgrass) to sell Kinder Morgan Interstate Gas Transmission (KMIGT), Trailblazer Pipeline Company, the Casper-Douglas natural gas processing and West Frenchie Draw treating facilities in Wyoming, and the company’s 50 percent interest in the Rockies Express Pipeline (REX).  KMP received approximately $1.8 billion in cash from the transaction.  Including the proportionate amount of REX debt, this amount is equivalent to a value of $3.3 billion.  All proceeds will be used to retire debt.

“The employees of the entities being divested truly went the extra mile to get this transaction across the finish line, and I appreciate their diligence and hard work,” said Kinder Morgan Chairman and CEO Richard D. Kinder.  “Furthermore, I want to thank them for their outstanding service as Kinder Morgan employees.”

Tallgrass is owned by The Energy & Minerals Group, Kelso & Company and the management team of Tallgrass, including CEO David G. Dehaemers, Jr.

Kinder Morgan Energy Partners, L.P. (NYSE: KMP) is a leading pipeline transportation and energy storage company and one of the largest publicly traded pipeline limited partnerships in America.  It owns an interest in or operates approximately 53,000 miles of pipelines and 180 terminals.  The general partner of KMP is owned by Kinder Morgan, Inc. (NYSE: KMI).  Kinder Morgan is the largest midstream and the third largest energy company in North America with a combined enterprise value of approximately $100 billion.  It owns an interest in or operates approximately 75,000 miles of pipelines and 180 terminals.  Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle such products as ethanol, coal, petroleum coke and steel.  KMI owns the general partner interest of KMP and El Paso Pipeline Partners, L.P. (NYSE: EPB), along with

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limited partner interests in KMP, and EPB and shares in Kinder Morgan Management, LLC (NYSE: KMR).  For more information please visit www.kindermorgan.com.

This news release includes forward-looking statements.  These forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them.  Although Kinder Morgan believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include those enumerated in Kinder Morgan’s reports filed with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date they were made, and except to the extent required by law, Kinder Morgan undertakes no obligation to update or review any forward-looking statement because of new information, future events or other factors.  Because of these uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS

Media Relations	Investor Relations
Richard Wheatley	Mindy Mills Thornock
(713) 420-6828	(713) 369-9490
richard_wheatley@kindermorgan.com	mindy_thornock@kindermorgan.com
www.kindermorgan.com

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